Exhibit 99.1

Contact: Nancy Krejsa Senior Vice President Investor Relations and Corporate Communications +1-972-595-5083 nkrejsa@sftp.com

Six Flags Announces Quarterly Cash Dividend

GRAND PRAIRIE, Texas — February 12, 2014 — Six Flags Entertainment Corporation (NYSE: SIX) announced today that its board of directors declared a quarterly cash dividend of $0.47 per share of common stock payable to shareholders of record as of February 26, 2014. The dividend will be payable March 10, 2014.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with over $1 billion in revenue and 18 parks across the United States, Mexico and Canada. For more than 50 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions including up-close animal encounters, Fright Fest® and Holiday in the Park®. For more information, visit www.sixflags.com.